Exhibit 99.1

Investor Relations Contact: Stephen Purtell +1-972-595-5180 spurtell@sftp.com
Seventh Consecutive Record Year for Six Flags
Fourth Quarter Revenue Grows 10 Percent Driven by 22 Percent Attendance Gain
GRAND PRAIRIE, Texas — February 22, 2017 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that 2016 represented its seventh consecutive year of record financial performance as revenue grew $55 million or 4 percent to $1.3 billion. The full-year revenue growth resulted primarily from a 5 percent increase in the number of guests visiting Six Flags parks and the success of the company’s pricing strategy and international licensing program. Attendance at Six Flags properties in 2016 grew by 1.6 million to 30.1 million, a record high for the current portfolio of parks, driven by the continued success of selling season passes and memberships, whose holders accounted for 60 percent of total visitation. On a constant currency1 basis, which excludes the foreign exchange translation impact from the company’s parks in Mexico and Canada, revenue grew $69 million or 6 percent.
Net income for the year decreased by $36 million or 24 percent primarily driven by an increase in non-cash compensation expense associated with the probable achievement of the company’s Project 600 performance award, a long-term growth goal established in 2014. Diluted earnings per share for 2016 was $1.25, representing a decrease of $0.33 or 21 percent compared to 2015. Adjusted EBITDA2 for the full year grew to a new high of $507 million, up $25 million or 5 percent over prior year, and up $32 million or 7 percent on a constant currency basis. Modified EBITDA3 for the year was $545 million, while Modified EBITDA margin increased to a new industry high of 41.3 percent.
“Our strategy is working as we introduce innovative attractions in every park, increase season pass and membership sales, implement strategic pricing gains and in-park revenue initiatives, and grow our international licensing business,” said John Duffey, President and CEO. “With strong attendance momentum and a 15 percent increase in our Active Pass Base, we are very well-positioned for the 2017 season. We remain confident in our ability to deliver our goal of $600 million of Modified EBITDA in 2017 and continue to work toward our long-term aspirational goal of $750 million of Modified EBITDA by 2020.”
Fourth quarter 2016 revenue grew $22 million or 10 percent to a new record high of $239 million. The strong revenue growth was primarily driven by a 1.1 million or 22 percent increase in attendance resulting from the growing popularity of the company’s Fright Fest® and Holiday in the Park® events. On a constant currency basis, revenue grew $27 million or 13 percent. Net income for the fourth quarter 2016 was $2 million and Adjusted EBITDA increased to $76 million, representing a $13 million or 22 percent increase over the fourth quarter 2015. On a constant currency basis, Adjusted EBITDA grew $16 million or 28 percent.
The company’s Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program, increased 15 percent year over year. The increase in the Active Pass Base is in line with the company’s overall strategy to upsell guests to multi-visit passes. Season pass holders and members are the company’s most valuable guests since they generate higher revenue and cash flow for the company than a single day guest, and also provide an excellent hedge against inclement weather throughout the season.
Deferred revenue of $124 million increased by $27 million or 27 percent from year-end 2015, primarily due to a higher level of season pass, membership and all season dining pass sales for the 2017 season.
Total guest spending per capita in 2016 was $41.07, a decrease of $0.53 or 1 percent compared to 2015, almost all of which related to changes in year-over-year foreign currency exchange rates. On a constant currency basis, full year total guest spending declined by $0.07. For the fourth quarter of 2016, guest spending per capita was $35.39, a decline of $2.48 or 7 percent, driven by a high mix of season pass and membership attendance as well as foreign currency exchange rates. On a constant currency basis, fourth quarter guest spending per capita decreased $1.56.
In 2016, the company generated $292 million of free cash flow after investing $129 million in new capital, which included approximately half of the $18 million of incremental capital expenditures related to the new water park in Oaxtepec, Mexico that will open in March 2017. The company also paid $220 million in dividends, or $2.38 per common share for the year, and repurchased $212 million or 3.7 million shares of its common stock, leaving 90.8 million shares of stock outstanding as of December 31, 2016.
Net Debt4 as of December 31, 2016 was $1,516 million, which translates to a 3.0 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time today, February 22, 2017, the company will host a conference call to discuss its fourth quarter and full year 2016 financial performance. The call is accessible through either the Six Flags Investor Relations website at www.investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through March 1, 2017 and requesting conference ID 1772332.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	Constant Currency calculations assume prior year results for the company’s parks in Mexico and Canada are translated at current year foreign exchange rates.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(4)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Theme park admissions	$130,143	$114,517	$715,413	$687,819
Theme park food, merchandise and other	93,874	82,532	521,167	500,190
Sponsorship, licensing and other fees	12,393	17,565	66,329	59,133
Accommodations revenue	2,904	2,843	16,489	16,796
Total revenue	239,314	217,457	1,319,398	1,263,938
Operating expenses (excluding depreciation and amortization shown separately below)	102,031	96,358	489,407	465,219
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	42,593	43,211	175,455	178,577
Costs of products sold	19,144	15,853	109,579	100,709
Depreciation	26,899	28,033	104,290	104,788
Amortization	649	653	2,603	2,623
Stock-based compensation	20,095	19,715	116,339	56,233
Loss on disposal of assets	1,055	5,658	1,968	9,882
Interest expense, net	21,058	19,172	81,872	75,903
Loss on debt extinguishment	558	—	2,935	6,557
Other (income) expense, net	(325)	302	1,684	223
Income (loss) before income taxes	5,557	(11,498)	233,266	263,224
Income tax expense (benefit)	3,689	(13,682)	76,539	70,369
Net income	1,868	2,184	156,727	192,855
Less: Net income attributable to noncontrolling interests	—	—	(38,425)	(38,165)
Net income attributable to Six Flags Entertainment Corporation	$1,868	$2,184	$118,302	$154,690

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	91,785	91,736	92,349	93,580
Weighted-average common shares outstanding — diluted:	93,668	95,598	94,398	97,981

Net income per average common share outstanding:
Net income per average common share outstanding — basic:	$0.02	$0.02	$1.28	$1.65
Net income per average common share outstanding — diluted:	$0.02	$0.02	$1.25	$1.58

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2016	December 31, 2015
Cash and cash equivalents (excluding restricted cash)	$137,385	$99,760
Total assets	2,487,672	2,428,440

Deferred revenue	123,955	97,334
Current portion of long-term debt	29,161	7,506
Long-term debt (excluding current portion)	1,624,486	1,498,022

Redeemable noncontrolling interests	485,876	435,721

Total stockholders' (deficit) equity	(186,490)	24,216

Shares outstanding	90,849	91,551

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three months and years ended December 31, 2016 and December 31, 2015:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$1,868	$2,184	$156,727	$192,855
Income tax expense	3,689	(13,682)	76,539	70,369
Other (income) expense, net	(325)	302	1,684	223
Loss on debt extinguishment	558	—	2,935	6,557
Interest expense, net	21,058	19,172	81,872	75,903
Loss on disposal of assets	1,055	5,658	1,968	9,882
Amortization	649	653	2,603	2,623
Depreciation	26,899	28,033	104,290	104,788
Stock-based compensation	20,095	19,715	116,339	56,233
Impact of Fresh Start valuation adjustments (2)	23	41	89	160
Modified EBITDA (3)	75,569	62,076	545,046	519,593
Third party interest in EBITDA of certain operations (4)	—	—	(38,425)	(38,165)
Adjusted EBITDA (3)	$75,569	$62,076	$506,621	$481,428

Weighted-average common shares outstanding — basic:	91,785	91,736	92,349	93,580
The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months and years ended December 31, 2016 and December 31, 2015:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$88,481	$88,352	$463,235	$473,761
Changes in working capital	(35,814)	(42,040)	(11,147)	(33,557)
Interest expense, net	21,058	19,172	81,872	75,903
Income tax expense (benefit)	3,689	(13,682)	76,539	70,369
Amortization of debt issuance costs	(1,172)	(1,067)	(4,503)	(4,518)
Other (income) expense, net	2,457	(6,804)	2,660	(7,173)
Interest accretion on notes payable	(91)	(117)	(413)	(856)
Changes in deferred income taxes	(3,062)	18,221	(63,286)	(54,496)
Impact of Fresh Start valuation adjustments (2)	23	41	89	160
Third party interest in EBITDA of certain operations (4)	—	—	(38,425)	(38,165)
Cash paid for interest, net	(5,414)	(7,488)	(68,815)	(70,516)
Capital expenditures, net of property insurance recoveries	(28,024)	(22,978)	(128,938)	(114,197)
Cash taxes (5)	(3,267)	(6,436)	(17,267)	(14,975)
Adjusted Free Cash Flow (6)	$38,864	$25,174	$291,601	$281,740

Weighted-average common shares outstanding — basic:	91,785	91,736	92,349	93,580

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.